Exhibit 99.1

ITG RELEASES JULY 2013 U.S. TRADING VOLUMES

NEW YORK, August 8, 2013 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that July 2013 U.S. trading volume was 3.4 billion shares and average daily volume (ADV) was 155 million shares.  This compares to 3.5 billion shares and ADV of 174 million shares in June 2013 and 3.5 billion shares and ADV of 167 million shares in July 2012.  There were 22 trading days in July 2013, 20 days in June 2013 and 21 days in July 2012.

ITG U.S. Trading Activity

July 2013

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

July 2013	22	3,415,503,922	155,250,178

Year-to-Date:	146	26,441,994,569	181,109,552

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, (investor.itg.com), and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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